EXHIBIT 10.2.2
AMENDMENT TO
IMPAX LABORATORIES, INC. AMENDED AND RESTATED
2002 EQUITY INCENTIVE PLAN
(as of May 19, 2009)
Section 5.6 of the Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan (the “Plan”) is amended to read in its entirety as follows:
“5.6 Buy Out and Settlement. The Board, on behalf of the Company, may at any time offer to buy out any Option on such terms and conditions as the Board shall establish, except that no underwater Options will be (i) repurchased, repriced or replaced without the prior approval of the stockholders of the Company, or (ii) repurchased for cash without the prior approval of the stockholders of the Company.”
Except as expressly modified or amended hereby, the Plan shall continue in full force and effect.
As amended this 19th of May, 2009.